Exhibit 10.3

The Rouse Company

10275 Little Patuxent Parkway

Columbia, MD 21044

August 9, 2004

Anthony W. Deering

The Rouse Company

10275 Little Patuxent Parkway

Columbia, MD 21044

Dear Mr. Deering:

As authorized by the Board of Directors of The Rouse Company (the “Company”), the Employment Agreement, dated as of September 24, 1998, as amended, to which you and the Company are parties (the “Employment Agreement”), is hereby amended as follows:

1.                                    The payments and benefits to be paid and provided pursuant to Sections 4.3, 4.6 and 4.7 of the Employment Agreement following a Change in Control (as defined in the Employment Agreement) of the Company shall be subject to Exhibit A attached hereto and accordingly may be reduced upon application of the formula set forth therein.

2.                                      As you know, accruals under the Company’s tax-qualified Pension Plan (the “Pension Plan”) and Supplemental Benefit Retirement Plan (the “SERP”) have been frozen, and these plans are in the process of being terminated.  Accordingly, in full satisfaction of the Company’s obligation under the Employment Agreement to pay you the “Retirement Supplement” (as defined in Section 2.4 thereof), the Company shall contribute [$1,696,102] to your account maintained under the Company’s Savings Plan in a direct rollover, and the Company shall credit [$12,313,764] to your notional account maintained under the Company’s Excess Savings Plan.  This contribution and this credit shall be made on the date on which distributions and credits are made in respect of other participants in the Pension Plan and the SERP.  You acknowledge and agree that this contribution and this credit equal, in the aggregate, the present value of your frozen accrued benefit under the Pension Plan and the SERP.

3.                                    The references to “the SERP” in Section 4.3(h)(A) of your Employment Agreement shall be deemed to refer to the Company’s Excess Savings Plan, and Section 4.3(h)(B) of your Employment Agreement is hereby deleted.

In all respects other than as amended by this letter, the Employment Agreement shall remain in full force and effect.

Please acknowledge your agreement to the above amendment by signing this letter below and returning a copy to me.

Very truly yours,

THE ROUSE COMPANY

	/s/	Gordon H. Glenn
	By:	Gordon H. Glenn
	Its:	Senior Vice President,
General Counsel and Secretary

ACKNOWLEDGED AND AGREED

/s/ Anthony W. Deering
Anthony W. Deering

Exhibit A

Reduction of Payments and Benefits

Notwithstanding any provision of the Employment Agreement to the contrary, in the event that the Total Executive Parachute Payments (as hereinafter defined) exceed 2% of the Subject Amount (as hereinafter defined), then the payments and benefits to be paid and provided to you hereunder shall be reduced to the Reduced Amount (as hereinafter defined). Unless you shall have given prior written notice to the Company specifying a different order by which to effectuate such reduction, those payments and benefits that are not payable in cash shall be reduced or eliminated first, and those payments and benefits that are payable in cash shall be reduced or eliminated only after all non-cash payment and benefits have been eliminated and, in each case payments and benefits shall be reduced in reverse order beginning with those that are to be paid the farthest in time from the date of the Change in Control.  Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

For purposes of this Exhibit A, the following terms shall have the following meanings:

“Total Executive Parachute Payments” means the total aggregate cash value of all payments in the nature of compensation that are contingent on a change in ownership or control of the Company (as determined under Treasury Regulation § 1.280G-1 or successor regulation thereto) to be paid or provided to you pursuant to Sections 4.3 and 4.6 (and, if applicable, Section 4.7) of the Employment Agreement and to all executives who are parties to Executive Agreements with the Company that provide the same (or substantially similar) payments and benefits as those payments and benefits to be paid or provided to you pursuant to Sections 4.3 and 4.6 (and, if applicable, Section 4.7) of the Employment Agreement (it being understood that the application of different multiples or formulas in calculating substantially similar types of payments or benefits shall not cause such payments or benefits not to be substantially similar), determined immediately following the Change in Control and assuming that your employment and the employment of all executives who are parties to Executive Agreements have been terminated immediately following the Change in Control under circumstances that entitle you and them to such payments and benefits.

“Reduced Amount” means the product of (i) 2% of the Subject Amount times (ii) a fraction, the numerator of which is the portion of the Total Executive Parachute Payments allocable to you and the denominator of which is the Total Executive Parachute Payments.

“Subject Amount” means the amount determined by multiplying (i) the total number of outstanding shares of common stock of the Company (the “Common Shares”) immediately prior to the Change in Control (assuming, for this purpose, that all securities convertible into Common Shares have been so converted, other than stock options and warrants as to which the per share exercise price exceeds the last publicly available trading price of a Common Share prior to the Change in Control (or, if higher, the per share cash value of the consideration to be paid to holders of the Common Shares as a result of the Change in Control) times (ii) the last publicly available trading price of a Common Share prior to the Change in Control (or, if higher, the per share cash value of the consideration to be paid to holders of the Common Shares as a result of the Change in Control); provided, that there shall be subtracted therefrom the aggregate exercise price of all stock options and warrants not so excluded.